Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement of Quest Energy Partners, L.P. (the “Partnership”) on Form S-8 (No. 333-148159) of our report dated July 22, 2008 relating to the consolidated balance sheet of Quest Energy GP, LLC, which appears in the Current Report on Form 8-K of the Partnership dated July 23, 2008.
Murrell, Hall, McIntosh & Co. PLLP
Oklahoma City, Oklahoma
July 23, 2008